EX-3.1


                    ARTICLES OF INCORPORATION
                               OF
                 VECTREN UTILITY HOLDINGS, INC.

     The undersigned Incorporator, desiring to form a corporation (hereinafter referred to as the "Corporation") pursuant to the provisions of the Indiana Business Corporation Law, as the same may, from time to time, be amended (hereinafter referred to as the "Act"), executes the following Articles of Incorporation.

                            ARTICLE 1
                         IDENTIFICATION

     SECTION 1.01.  Name of Corporation.  The name of the
Corporation is Vectren Utility Holdings, Inc.

                            ARTICLE 2
                       PURPOSES AND POWERS

     SECTION 2.01.  Purposes.  The purposes for which the
Corporation is formed are the transaction of any or all lawful business for which corporations may be incorporated under the "Act".

     SECTION 2.02. Powers. The Corporation, subject to any limitations or restrictions imposed by the Act, other law or these Articles of Incorporation (these "Articles"), shall have the following general rights, privileges and powers:

        CLAUSE (a). Personal Property. To acquire (by purchase, grant, exchange, lease, hire or otherwise), hold, own, use, lease, mortgage, pledge, give as security, sell, convey, exchange or otherwise deal in and dispose of, either alone or in conjunction with others, personal property, tangible or intangible, and commodities of every kind, character and description whatsoever and any interests therein.

        CLAUSE (b). Real Estate. To acquire (by purchase, grant, exchange, lease hire or otherwise), hold, own, use, lease, mortgage, sell, convey, exchange or otherwise deal in and dispose of, either alone or in conjunction with others, real estate of every kind, character and description whatsoever and any interests therein, and any improvements thereon or appurtenances thereto.

        CLAUSE (c). Operating Rights. To acquire (by application, grant, purchase, exchange, lease or otherwise) permits, concessions, grants, franchises, indeterminate permits, licenses, rights and privileges of every kind and nature; to hold, own, use, develop, operate under, lease, mortgage, pledge, sell, convey, exchange or otherwise deal with and dispose of the same to the extent permitted by law.

        CLAUSE (d). Patents and Similar Rights. To acquire (by application, purchase, exchange, lease, hire or otherwise), hold, own, use, lease, mortgage, pledge, sell, convey, exchange, and grant licenses or sublicenses in respect of, or otherwise deal with and dispose of, letters patent of the United States of America or any foreign country, patent rights, licenses, privileges, inventions, discoveries, improvements, processes, formulae, copyrights, trademarks, trade names and intellectual property of any kind or character.

        CLAUSE (e). Acquisition of Assets, Properties, Business, and Goodwill. To acquire (by purchase, exchange, lease, hire or otherwise) all or any part of the assets, properties, business or goodwill of any corporation, unincorporated association, business trust, estate, partnership, trust, joint venture, individual or other legal entity (collectively, "Legal Entities," and individually, a "Legal Entity"); to pay for the same in cash, shares or obligations of the Corporation or otherwise; to assume in connection therewith any liabilities of any such transferor; and to hold, own, use, develop, operate and in any manner dispose of the whole, or any part of the assets, properties, business or goodwill so acquired.

        CLAUSE (f). Securities. To purchase, take, receive, subscribe for or otherwise acquire, guarantee, own, hold, vote, use, employ, sell, mortgage, lend, pledge or otherwise deal in and dispose of shares or other interests in, or obligations of, any one or more Legal Entities, including direct or indirect obligations or other securities of the United States of America or of any other government, State, territory, governmental district or municipality or of any agency or instrumentality thereof.

        CLAUSE (g). Arrangements with Others. To enter into any lawful arrangement for sharing profits, union of interest, joint venture, reciprocal association, or cooperative association or partnership with any one or more Legal Entities.

        CLAUSE (h). Agency. To act as agent of or representative for any one or more Legal Entities.

        CLAUSE (i). To Raise Funds. To borrow or raise monies from time to time, without limit as to amount; to issue, execute, accept, endorse and deliver, as evidence of such borrowing, all kinds of securities, including, without limitation, promissory notes, drafts, bills of exchange, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness; and to secure the payment and performance of the obligations thereunder, by mortgage on, pledge of, or other security interest in the whole or any part of the assets, properties, business or goodwill of the Corporation, whether owned at the time or thereafter acquired.

        CLAUSE (j). To Loan Funds. To lend money to any one or more Legal Entities, including employees of the Corporation or its affiliates; to take and hold any property as security for the payment of funds so loaned; but to make no loan of money or property to, and no guarantee of any obligation of, any of the Directors of the Corporation (collectively, the "Directors", and individually, a "Director"), except in the manner and upon the terms provided by the Act.

        CLAUSE (k). Contracts. To enter into, perform, modify, terminate and rescind contracts and other agreements.

        CLAUSE (l). Guarantees. To make any guarantee respecting the shares, dividends, securities, indebtedness, interest, contracts or other obligations created by any one or more Legal Entities.

        CLAUSE (m). Dealing in Its Own Shares. To purchase, take, receive or otherwise acquire, hold, own, use, pledge, cancel, sell, transfer or otherwise dispose of shares of the Corporation (collectively "Shares," and individually, a "Share") to the extent permitted by the Act and these Articles, as the same may, from time to time, be amended.

        CLAUSE (n). Contributions. To make payments or donations for the public welfare or for charitable, scientific, or educational purposes.

        CLAUSE (o). Capacity to Act. To have the capacity to act possessed by natural persons, but to have authority to perform only such acts as are necessary or convenient to carry out its business and affairs.

        CLAUSE (p). Officers, Agents, and Employees. To elect Officers of the Corporation (collectively, "Officers," and individually, an "Officer"), to appoint agents and to hire employees of the Corporation; to define their duties, to determine their compensation; and to pay pensions and establish and administer pension plans, pension trusts, profit sharing plans, stock bonus plans, stock option plans, welfare plans, qualified and non-qualified retirement plans, and benefit or incentive plans for any or all of its current or former Directors, Officers and employees.

        CLAUSE (q). Indemnification. To indemnify persons to the extent, upon the terms and in the manner permitted by the Act, and as provided in Section 8.08 hereof.

        CLAUSE (r). Statutory Powers. To have and exercise all the general rights, privileges and powers set forth in the Act.

        CLAUSE (s). Ancillary Powers. To do all acts and things that are necessary or convenient to carry out its business and affairs.

     SECTION 2.03. Construction of Powers as Purposes. The powers enumerated in Section 2.02 shall be construed as purposes as well as powers, and the matters expressed in each Clause thereof shall be in no way limited by reference to, or inference from, the terms of any other Clause, each of such Clauses being regarded as creating independent powers and purposes.
Enumeration of specific additional powers in the Clauses of
Section 2.02 shall not be construed as limiting or restricting in any manner, either the meaning of general terms used in this
Article 2 or the scope of powers of the Corporation created thereby; nor shall the expression of one thing be deemed to exclude another not expressed although it be of like nature.

     SECTION 2.04. Carrying Out of Purposes and Exercise of Powers in Any Jurisdiction. The Corporation may carry out its purposes and exercise its powers in any State, territory, district or possession of the United States of America, or in any foreign country (collectively, "Governmental Jurisdictions," or individually, a "Governmental Jurisdiction"), to the extent that such purposes and powers are not forbidden by the respective laws of such Governmental Jurisdictions; and, in the case of any Governmental Jurisdiction in which one or more of such purposes or powers are forbidden by law, to limit, in any application to do business in such Governmental Jurisdiction, the purpose or purposes that the Corporation proposes to carry on or the powers it proposes to exercise in such Governmental Jurisdiction to such purpose or purposes or powers as are not forbidden by the law thereof.

                            ARTICLE 3
             REGISTERED OFFICE AND REGISTERED AGENT

     SECTION 3.01. Identification of Registered Office. The street address of the registered office of the Corporation is:

                    20-24 N.W. Fourth Street
                    Evansville, Indiana 47741

     SECTION 3.02.  Identification of Registered Agent.  The name and business office of the registered agent of the Corporation are:
                       Ronald E. Christian
                    20-24 N.W. Fourth Street
                   Evansville, Indiana  47741

                            ARTICLE 4
         PROVISIONS REGARDING SHARES OF THE CORPORATION

     SECTION 4.01. Amount and Par Value. The Corporation shall have authority to issue a total of one thousand (1,000) shares without par value.

     SECTION 4.02.  Designation of Classes and Relative Rights of
Shares. All shares of the Corporation shall be of one class and shall be known as shares of Common Stock. All shares of Common
Stock shall have the same relative rights, preferences, limitations, and restrictions.

     SECTION 4.03. Issue and Consideration for Common Stock. Shares of Common Stock may be issued by the Corporation for such an amount of consideration as may be fixed from time to time by the Board of Directors and may be paid, in whole or in part, in money, in other property, tangible or intangible, or in labor actually performed for or service actually rendered to the Corporation.

     SECTION 4.04. Dividends. The Board of Directors shall have the power to declare and pay dividends on the outstanding shares of Common Stock out of the unreserved and unrestricted earned and/or capital surplus available therefor and payable in cash, in property or in shares of the Corporation, but no dividend shall be paid (i) out of surplus due to or arising from unrealized appreciation in value, or from a revaluation of assets; (ii) if the Corporation is, or is thereby rendered, insolvent; or (iii) if the stated capital of the Corporation is thereby impaired.

     SECTION 4.05. Redemption. The Corporation shall have the power to acquire, hold and dispose of (but not to vote) its own shares to the extent permitted by the Act, but purchases of its own shares, whether direct or indirect, shall be made only to the extent of unreserved and unrestricted earned and/or capital surplus available therefor provided that no purchase of or payment for its own shares shall be made at a time when the Corporation is insolvent or when such purchase or payment would make it insolvent.

     SECTION 4.06. Liquidation, Etc. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the holders of the shares of Common Stock shall be entitled, after due payment or provision for payment of the debts and other liabilities of the Corporation, to share ratably in the remaining net assets of the Corporation.

     SECTION 4.07. No Preemptive Rights. Shareholders shall have no preemptive rights to subscribe to or purchase any shares of Common Stock or other securities of the Corporation.

     SECTION 4.08. Record Ownership of Shares or Rights. The Corporation, to the extent permitted by law, shall be entitled to treat the person in whose name any Share of the Corporation (a "Right") is registered on the books of the Corporation as the owner thereof, for all purposes, and shall not be bound to recognize any equitable or other claim to, or interest in, such Share on the part of any other person, whether or not the Corporation shall have notice thereof.

                            ARTICLE 5
           VOTING RIGHTS OF SHARES OF THE CORPORATION

     SECTION 5.01. Holders of Common Stock. Every holder of shares of Common Stock of the Corporation shall have the right, at every Shareholders' meeting, to one vote for each share of Common Stock standing in his name on the books of the Corporation, except as otherwise provided in the Act.

                            ARTICLE 6
                             CAPITAL

     SECTION 6.01. Amount. The Corporation shall not transact any business or incur any indebtedness, except such business or indebtedness as shall be incidental to its organization or to obtaining subscriptions to or payment for the shares of the Corporation, until consideration of the value of at least One Thousand Dollars ($1,000) has been received for the issuance of shares and allocated to the stated capital of the Corporation.

                            ARTICLE 7
                            DIRECTORS

     SECTION 7.01. Number and Qualification. The initial Board of Directors shall consist of five (5) Directors. The number of Directors of the Corporation shall be specified, from time to time, by the Code of By-Laws ("By-Laws") of the Corporation or by amendment to the Code of By-Laws of the Corporation adopted by a majority vote of the Directors then in office. If and whenever the Code of By-Laws of the Corporation does not contain a provision specifying the number of Directors, the number shall be not less than one (1) nor more than eight (8). Each Director shall hold office until his successor is qualified and elected. Directors need not be Shareholders of the Corporation.

     SECTION 7.02. Initial Board of Directors. The names and post office addresses of the initial Directors of the Corporation are as follows:

Name                             Post Office Address

Jerome A. Benkert, Jr.           20-24 N.W. Fourth Street
                                 Evansville, Indiana 47741

Ronald E. Christian              20-24 N.W. Fourth Street
                                 Evansville, Indiana 47741

Niel C. Ellerbrook               20-24 N.W. Fourth Street
                                 Evansville, Indiana 47741

Andrew E. Goebel                 20-24 N.W. Fourth Street
                                 Evansville, Indiana 47741

J. Gordon Hurst                  20-24 N.W. Fourth Street
                                 Evansville, Indiana 47741


     SECTION 7.03. Vacancies. Except as may be expressly provided by law, newly created directorships resulting from any increase in the authorized number of Directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the Directors then in office, and Directors so chosen shall hold office for a term expiring at the Annual Meeting of Shareholders.

     SECTION 7.04. Removal. Any Director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80 percent of the voting power of all of the shares of the Corporation entitled to vote generally in the election of Directors.

     SECTION 7.05. Amendment, Repeal. Notwithstanding anything contained in these Articles to the contrary, the affirmative vote of the holders of at least 80 percent of the voting power of all of the shares of the Corporation entitled to vote generally in the election of Directors shall be required to alter, amend or repeal this Article 7.

                            ARTICLE 8
            PROVISIONS FOR REGULATION OF BUSINESS AND
                CONDUCT OF AFFAIRS OF CORPORATION

     SECTION 8.01. Action by Shareholders. Meetings of the Shareholders shall be held at such place, within or without the State of Indiana, as may be specified in or fixed in accordance with the By-Laws or in the respective notices, or waivers of notice, thereof. Any action required or permitted to be taken at any meeting of the Shareholders may be taken without a meeting if a consent in writing setting forth the action so taken is signed by all the Shareholders entitled to vote with respect thereto, and such written consent is filed with the minutes of the proceedings of the Shareholders.

     SECTION 8.02. Action by Directors. Meetings of the Board or any committees thereof (collectively, "Committees," and individually, a "Committee") shall be held at such place, within or without the State of Indiana, as may be specified in or fixed in accordance with the By-Laws or in the respective notices, or waivers of notice, thereof and shall be conducted in such manner as may be specified in the By-Laws or permitted by the Act. Any action required or permitted to be taken at any meeting of the Board or a Committee may be taken without a meeting if a consent in writing setting forth the action so taken is signed by all members of the Board or such Committee, and such written consent is filed with the minutes of the proceedings of the Board or such Committee.

     SECTION 8.03. Code of By-Laws. The Board shall have the power, without the assent or vote of the Shareholders, to make, alter, amend or repeal the By-Laws by the affirmative vote of a number of Directors equal to a majority of the number who would constitute a full Board at the time of such action. If the Shareholders are or become entitled by law to alter, amend or repeal the By-Laws, notwithstanding anything contained in these Articles or the By-Laws to the contrary, the affirmative vote of the holders of at least 80 percent of the voting power of all of the Shares entitled to vote generally in the election of Directors shall be required to alter, amend or repeal the By-Laws.

     SECTION 8.04. Board Committees. Unless the By-Laws otherwise provide, the Board may, by resolution adopted by a majority of the actual number of Directors elected and qualified, from time to time, designate from among its members one or more Committees, each of which shall, to the extent provided in the resolution or By-Laws and not prohibited by the Act and other applicable laws, have and exercise all of the authority of the Board in the management of the Corporation.

     SECTION 8.05. Place of Keeping of Corporate Records. The Corporation shall keep at its registered office a copy of: (1) these Articles, and all amendments thereto currently in effect;
(2) the By-Laws, and all amendments thereto currently in effect;
(3) minutes of all meetings of the Shareholders and records of all actions taken by the Shareholders without a meeting (collectively, "Shareholders Minutes") for the prior three years;
(4) all written communications by the Corporation to the Shareholders including the financial statements furnished by the Corporation to the Shareholders for the prior three years; (5) a list of names and business addresses of the current Directors and the current Officers; and (6) the most recent Annual Report of the Corporation as filed with the Secretary of State of Indiana. The Corporation shall also keep and maintain at its registered office, or at such other place or places within or without the State of Indiana as may be provided, from time to time, in the By-
Laws: (1) minutes of all meetings of the Board and of each Committee, and records of all actions taken by the Board and by each Committee without a meeting; (2) appropriate accounting records of the Corporation; (3) a record of the Shareholders in a form that permits preparation of a list of the names and addresses of all the Shareholders, in alphabetical order, stating the number of Shares held by each Shareholder; and (4) Shareholders Minutes for periods preceding the prior three years. All of the records of the Corporation described in this Section (collectively, the "Corporate Records") shall be maintained in written form or in another form capable of conversion into written form within a reasonable time.

     SECTION 8.06. Provisions for Working Capital. The Board shall have the power, from time to time, to fix and determine and to vary the amount to be reserved as working capital of the Corporation and, before the payment of any dividends, it may set aside out of the net profits of the Corporation such sum or sums as it may from time to time in its absolute discretion determine to be proper, whether as a reserve fund to meet contingencies or for the equalizing of dividends, or for repairing or maintaining any property of the Corporation, or for any corporate purposes that the Board shall think conducive to the best interest of the Corporation, subject only to such limitations as the By-Laws may from time to time impose.

     SECTION 8.07. Interest of Directors in Contracts. Any contract or other transaction between the Corporation and (i) any Director, or (ii) any Legal Entity (A) in which any Director has a material financial interest or is a general partner, or (B) of which any Director is a director, officer or trustee (collectively, a "Conflict Transaction"), shall be valid for all purposes, if the material facts of the Conflict Transaction and the Director's interest were disclosed or known to the Board, a Committee with authority to act thereon, or the Shareholders entitled to vote thereon, and the Board, such Committee or such Shareholders authorized, approved or ratified the Conflict Transaction. A Conflict Transaction is authorized, approved, or ratified:
        (1) By the Board or such Committee, if it receives the affirmative vote of a majority of the Directors who have no interest in the Conflict Transaction, notwithstanding the fact that such majority may not constitute a quorum or a majority of the Board or such Committee or a majority of the Directors present at the meeting, and notwithstanding the presence or vote of any Director who does have such an interest; provided, however, that no Conflict Transaction may be authorized, approved or ratified by a single Director; and

        (2) By such Shareholders, if it receives the vote of a majority of the Shares entitled to be counted, in which vote Shares owned or voted under the control of any Director who, or of any Legal Entity that, has an interest in the Conflict Transaction may be counted.

This Section shall not be construed to require authorization, ratification or approval by the Shareholders of any Conflict Transaction, or to invalidate any Conflict Transaction that would otherwise be valid under the common and statutory law applicable thereto.

     SECTION 8.08. Limitation of Liability and Indemnification of Directors, Officers and Others.
            CLAUSE (a). Limitation of Liability. The following provisions apply with respect to liability on the part of a Director, a member of any Committee or of another committee appointed by the Board (an "Appointed Committee"), Officer, employee or agent of the Corporation (collectively, "Corporate Persons," and individually, a "Corporate Person") for any loss or damage suffered on account of any action taken or omitted to be taken by a Corporate Person:

                  (i)  General Limitation.  No Corporate
             Person shall be liable for any loss or damage if, in taking or omitting to take any action causing such loss or damage, either (1) such Corporate Person acted (A) in good faith, (B) with the care an ordinary prudent person in a like position would have exercised under similar circumstances, and (C) in a manner such Corporate Person reasonably believed was in the best interests of the Corporation, or
             (2) such Corporate Person's breach of or failure to act in accordance with the standards of conduct set forth in Clause
             (a)(i)(1) above (the "Standards of Conduct") did not constitute willful misconduct or recklessness.

                  (ii)  Reliance on Corporate Records and
             Other Information. Any Corporate Person shall be fully protected, and shall be deemed to have complied with the Standards of Conduct, in relying in good faith, with respect to any information contained therein, upon (1) the Corporate Records, or (2) information, opinions, reports or statements (including financial statements and other financial data) prepared or presented by (A) one or more other
             Corporate Persons whom such Corporate Person reasonably believes to be competent in the matters presented, (B) legal counsel, public accountants or other persons as to matters that such Corporate Person reasonably believes are within such person's professional or expert competence, (C) a Committee or an Appointed Committee, of which such Corporate
             Person is not a member, if such Corporate
             Person reasonably believes such Committee or Appointed Committee merits confidence, or (D) the Board, if such Corporate Person is not a Director and reasonably believes that the Board merits confidence.

            CLAUSE (b). Indemnification of Corporate Persons and Related Matters. The following provisions apply to the indemnification by the Corporation of Corporate
       Persons and matters related thereto:

                  (i)  Indemnification Standards.  The
             Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil or criminal, administrative or investigative, formal or informal (an "Action"), by reason of the fact that he is or was a Corporate Person of the Corporation or is or was serving at the request of the Corporation as a Corporate
             Person, partner, trustee or member or in another authorized capacity (collectively, an
             "Authorized Capacity") of or for another Legal
             Entity, whether or not organized or formed for profit (collectively, "Another Entity"), against expenses (including attorneys' fees)
             ("Expenses") and judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such Action, if such person (1) acted in good faith, (2) acted in a manner he reasonably believed (A) with respect to actions as a Corporate Person of the Corporation, to be in the best interests of the Corporation, or (B) with respect to actions in an Authorized
             Capacity of or for Another Entity, was not opposed to the best interests of the Corporation, and (3) with respect to any criminal action, either (A) had reasonable cause to believe his conduct was lawful, or
             (B) had no reasonable cause to believe his conduct was unlawful. The termination of any Action by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, be determinative that the person did not meet the standards for indemnification set forth in this Clause (b)(i) (the "Indemnification
             Standards").

                  (ii) Indemnification in Successfully
             Defended Actions. To the extent that a person who is or was a Corporate Person of the Corporation, or is or was serving at the request of the Corporation in an Authorized
             Capacity of or for Another Entity, has been successful on the merits or otherwise in the defense of any Action referred to in Clause
             (b)(i) above, or in the defense of any claim, issue or matter in any such Action, the Corporation shall indemnify him against
             Expenses actually and reasonably incurred by him in connection therewith.

                  (iii)  Indemnification Procedure.  Unless
             ordered by a court, any indemnification of any person under Clause (b)(i) above shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of such person is proper in the circumstances because he met the Indemnification Standards. Such determination shall be made (1) by the Board, by a majority vote of a quorum consisting of Directors who are not at the time parties to the Action involved ("Parties"); or (2) if a quorum cannot be obtained under Subparagraph (1), by a majority vote of a Committee duly designated by the Board (in which designation Directors who are Parties may participate), consisting solely of two or more Directors who are not at the time Parties; or (3) by written opinion of independent legal counsel (A) selected by the Board or Committee in the manner prescribed in Subparagraphs (1) or (2), respectively, or (B) if a quorum cannot be obtained and a Committee cannot be designated under Subparagraphs (1) and (2), respectively, selected by a majority of the full Board, in which selection
             Directors who are Parties may participate; or
             (4) by the Shareholders who are not at the time Parties.

                  (iv)  Advances for Expenses.  Expenses
             reasonably incurred in defending an Action by any person who may be entitled to indemnification under Clause (b)(1) above may be paid by the Corporation in advance of the final disposition of such Action if (1) such person furnishes the Corporation with (A) a written affirmation of his good faith belief that he has met, and (B) a written undertaking, executed personally or on his behalf, to repay the advance (an
             "Undertaking") if it is ultimately determined that he did not meet, the Indemnification
             Standards; and (2) a determination is made, under the procedure set forth in Clause
             (b)(iii) above, that the facts then known to those making the determination would not preclude indemnification under Clause (b)(i) above. An Undertaking must be an unlimited general obligation of the person making it, but need not be secured and may be accepted by the Corporation without reference to such person's financial ability to make repayment.

                  (v)  Rights Not Exclusive.  The
             indemnification provided in these Articles (1) shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under (A) any law, (B) the By-Laws, (C) any resolution of the Board or of the Shareholders, (D) any other authorization, whenever adopted, after notice, by a majority vote of all Shares entitled to vote, or (E) the articles of incorporation, code of by-laws or other governing documents, or any resolution of or other authorization by the directors, shareholders, partners, trustees, members, owners or governing body, of Another Entity;
             (2) shall inure to the benefit of the heirs, executors and administrators of such person;
             and (3) shall continue as to any such person who has ceased to be a Corporate Person of the Corporation or to be serving in an Authorized
             Capacity for Another Entity.

                  (vi)  Insurance.  The Corporation shall
             have power to purchase and maintain insurance on behalf of any person who is or was a Corporate Person of the Corporation, or is or was serving at the request of the Corporation in an Authorized Capacity of or for Another
             Entity, against any liability asserted against and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Clause (b).

                  (vii)  Definition of Corporation.  For
             the purposes of this Clause (b), references to "the Corporation" include any constituent corporation absorbed in a consolidation or merger (a "Constituent") as well as the resulting or surviving corporation (the
             "Survivor"), such that any person who is or was a Corporate Person of such a Constituent, or is or was serving at the request of such Constituent in an Authorized Capacity of or for Another Entity, shall stand in the same position under the provisions of this Clause
             (b) with respect to the Survivor as he would if he had served the Survivor, or at its request, in the same capacity.

     SECTION 8.09. Compensation of Directors. The Board is hereby specifically authorized, in and by the By-Laws, or by resolution duly adopted by the Board, to make provisions for reasonable compensation to its members for their services as Directors, and to fix the basis and conditions upon which such compensation shall be paid. Any Director may also serve the Corporation in any other capacity and receive compensation therefor in any form.

     SECTION 8.10. Direction of Purposes and Exercise of Powers by Directors. The Board, subject to any specific limitations or restrictions imposed by the Act or these Articles, shall direct the carrying out of the purposes and exercise the powers of the Corporation, without previous authorization or subsequent approval by the Shareholders.

     SECTION 8.11. Amendments of Articles of Incorporation. Except as otherwise expressly provided in Article 7, the Corporation reserves the right to increase or decrease the number of its authorized shares, and to amend, alter, change or repeal any provision contained in these Articles, or in any amendment hereto, or to add any provision to these Articles or to any amendment hereto, in any manner now or hereafter prescribed or permitted by the Act or by any other applicable laws; and all rights conferred upon the Shareholders in these Articles or any amendment hereto are granted subject to this reservation. No Shareholder has a vested property right resulting from any provision in these Articles, or authorized to be in the By-Laws by the Act or these Articles, including, without limitation, provisions relating to management, control, capital structure, dividend entitlement, or purpose or duration of the Corporation.

                            ARTICLE 9
                          INCORPORATORS

     SECTION 9.01. Identification of Incorporator. The name and post office address of the Incorporator of the Corporation is as follows:


Name                             Post Office Address

Ronald E. Christian              20-24 N.W. Fourth Street
                                 Evansville, Indiana 47741


     IN WITNESS WHEREOF, the undersigned, being the Incorporator designated in Article 9, executes these Articles of Incorporation and verifies and affirms, subject to penalties for perjury, that the facts herein stated are true, effective as of 8:00 p.m. (E.S.T.) this 31st day of March, 2000.






                                 s/Ronald E. Christian
                                 ----------------------
                                 Ronald E. Christian